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                                                                       EXHIBIT 5

                    [LETTERHEAD OF CRAVATH, SWAINE & MOORE]


                                                                    May 23, 1996


                             Warner-Lambert Company
                       Registration Statement on Form S-3
               Debt Securities, Debt Warrants, Currency Warrants,
            Stock-Index Warrants and Government Securities Warrants

Dear Sirs:

     We have acted as counsel for Warner-Lambert Company, a Delaware corporation (the 'Company'), in connection with the filing by the Company with the Securities and Exchange Commission (the 'Commission') of a Registration Statement on Form S-3 (the 'Registration Statement') relating to (i) senior, unsecured debt securities of the Company (the 'Debt Securities'), (ii) warrants to purchase Debt Securities (the 'Debt Warrants'), (iii) warrants (the 'Currency Warrants') to receive from the Company the cash value in U.S. dollars of the right to purchase and to sell such foreign currencies or units of two or more foreign currencies as shall be designated by the Company at the time of offering, (iv) warrants (the 'Stock-Index Warrants') to receive from the Company an amount in cash determined by reference to decreases or increases in the level of a specified stock index and (v) warrants (the 'Government Securities Warrants') to receive from the Company an amount in cash determined by reference to decreases or increases in the yield or closing price of one or more specified debt instruments issued by the United States government or the level of a specified debt instrument index relating to such instruments. The Debt Securities, Debt Warrants, Currency Warrants, Stock-Index Warrants and Government Securities Warrants (collectively, the 'Securities') will have an aggregate initial offering price of up to $500,000,000 or the equivalent thereof in foreign currencies or units of two or more foreign currencies and will be offered on a continued or delayed basis pursuant to the provisions of Rule 415 under the Securities Act of 1933, as amended (the 'Act'). The Debt Securities will be issued under the Indenture (the 'Indenture') dated as of December 1, 1986, as supplemented, between the Company and The Bank of New York, formerly Irving Trust Company, as Trustee. The Debt Warrants, Currency Warrants, Stock-Index Warrants and Government Securities Warrants (collectively, the 'Warrants') will be issued under one or more debt warrant agreements, currency warrant agreements, stock-index warrant agreements and government securities warrant agreements, respectively (collectively, the 'Warrant Agreements' and each a 'Warrant Agreement'), each to be entered into between the Company and one or more institutions as identified in the applicable Warrant Agreement.

     In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Restated Certificate of Incorporation of the Company; (b) the By-laws of the Company; (c) the Indenture; (d) the forms of Warrant Agreements; (e) the form of Underwriting Agreement; and (f) resolutions of the Board of Directors of the Company.

     Based on the foregoing and subject to (i) proposed additional proceedings being taken as now contemplated prior to the issuance of the Debt Securities and/or the Warrants, (ii) the due execution and delivery of the Underwriting Agreement and/or the applicable Warrant Agreement and of any other necessary agreements and (iii) the effectiveness of the Registration Statement under the Act, we are of opinion as follows:

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          1. Based  solely on  a  certificate from  the  Secretary of  State  of
     Delaware, the Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

          2. The Debt Securities, when duly authorized, executed, authenticated and delivered in accordance with the provisions of the Indenture, will be validly issued and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          3. The Warrants, when duly authorized, executed, countersigned and delivered in accordance with the applicable Warrant Agreement, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     We know that we are referred to under the heading 'Legal Opinions' in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 5 thereto.


                                          Very truly yours,
                                          CRAVATH, SWAINE & MOORE


Warner-Lambert Company
201 Tabor Road
Morris Plains, NJ 07950-2693

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